 EXHIBIT 99.1

For Immediate Release

Contact:	Oscar Smith
Gene Bertcher
(972) 407-8400

NEW CONCEPT ENERGY ANNOUNCES ACQUISITION

Dallas, TX (Business Wire) September 23, 2008: New Concept Energy, Inc. (AMEX: GBR) (“the Company” or “NCE”) announced the acquisition of mineral interests and real estate assets through entities named Carl E. Smith, Inc, a West Virginia corporation, two of its affiliates, Carl E. Smith Petroleum, Inc. and Carl E. Smith Real Estate, Inc. and other privately owned, related assets. Immediately after the acquisition all the acquired entities and assets were merged into Carl E. Smith, Inc. and the name was changed to Mountaineer State Energy, Inc., which is now a wholly-owned subsidiary of NCE. The entities have been the subject of substantively consolidated bankruptcy proceedings since September 2003.

The assets acquired include 94 producing gas wells, 121 non-producing wells and related equipment. The assets also include minerals leases covering 20,000 acres located in Athens and Meigs Counties in Ohio as well as Calhoun, Jackson and Roane Counties in West Virginia. The estimated reserves and future net revenue for proved producing and undeveloped reserves have been valued by independent petroleum engineers using a 10% discount rate at approximately $22 million.

In addition to the mineral leases, the Company acquired a complex covering approximately 41 acres with 8,000 square feet of office and storage buildings, an adjacent 12 acre site with a 24 stall horse barn, machinery and equipment in excess of the needs of the gas operation and approximately $1 million in cash. The Company is evaluating the excess equipment and plans on selling any excess land and equipment not needed for current or planed future operations.

At the time of the acquisition the entities were in bankruptcy in West Virginia. A component of the bankruptcy plan required that NCE pay all existing debt to third parties of approximately $5 million. NCE paid $7.3 million in cash to shareholders of Carl E. Smith, Inc. and NCE also paid, or will pay, approximately $1.6 million in fees and bankruptcy related costs. The cash portion of the acquisition totaling approximately $13.9 million was or will be paid from existing cash held by the Company. In addition to the cash paid, NCE agreed to a payout over time to certain of the former shareholders $685,000 over the next 17 years. NCE also agreed to pay an additional $1.6 million with payment terms based upon the available cash flow of the acquired entities. The agreements provide that $800,000 will be paid by no later than the end of the fifth year and $800,000 will be paid by no later than the end of the 17th year.